Exhibit 99.77(q)(1)(e)(3)

AMENDMENT TO PORTFOLIO MANAGEMENT AGREEMENT

between

DIRECTED SERVICES LLC

and

MORGAN STANLEY INVESTMENT MANAGEMENT INC.

This Amendment, effective as of July 1, 2015, amends the Portfolio Management Agreement (the “Agreement”) dated November 18, 2014, between Directed Services LLC, a limited liability company duly organized in the State of Delaware (the “Manager”), and Morgan Stanley Investment Management Inc., a corporation organized and existing under the laws of the State of Delaware (the “Portfolio Manager”).

W I T N E S S E T H

WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of July 1, 2015.

NOW, THEREFORE, the parties agree as follows:

1.	The Schedule B of the Agreement is hereby deleted and replaced with the Amended Schedule B attached hereto.

2.	Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

3.	In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

SCHEDULE A

The Series of Voya Investors Trust, as described in Section 1 of the Portfolio Management Agreement, to which Morgan Stanley Investment Management, Inc. shall act as Portfolio Manager is as follows:

VY® Morgan Stanley Global Franchise Portfolio

AMENDED SCHEDULE B

COMPENSATION FOR SERVICES TO SERIES

For the services provided by Morgan Stanley Investment Management, Inc. (“Portfolio Manager”) to the following Series of Voya Investors Trust, pursuant to the attached Portfolio Management Agreement, the Manager will pay the Portfolio Manager a fee, computed daily and payable monthly, based on the average daily net assets of the Series at the following annual rates of the average daily net assets of the Series:

Series	Rate

VY® Morgan Stanley Global Franchise Portfolio	0.55% on the first $250 million in assets; 0.45% on the next $250 million in assets; and 0.40% on assets thereafter

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

Voya INVESTORS TRUST

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

DIRECTED SERVICES LLC

By:	/s/ Todd Modic
Todd Modic
Vice President

MORGAN STANLEY INVESTMENT MANAGEMENT INC.

By:	/s/ Jill Hvarte

Name:	Jill Hvarte

Title:	Executive Director